                                                                   EXHIBIT 10.59

                              EMPLOYMENT AGREEMENT
                              --------------------

         This Employment Agreement ("Agreement") is made and entered into by WINSTON HOTELS, INC., a North Carolina corporation (hereinafter the "Corporation") and KENNETH R. CROCKETT, (hereinafter the "Employee").

         The Corporation desires to employ Employee and Employee desires to accept such employment on the terms set forth below.

         In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Corporation and Employee agree as follows:

         1. EMPLOYMENT. The Corporation employs Employee and Employee accepts employment on the terms and conditions set forth in this Agreement.

         2. NATURE OF EMPLOYMENT.

         Employee shall serve as the Chief Development Officer of the Corporation and shall have such responsibilities over development and renovation and authority consistent with such position as may be reasonably assigned to him by the Corporation. Employee shall devote his full time and attention and best efforts to perform successfully his duties and advance the Corporation's interests. Employee shall abide by Corporation's policies, procedures, and practices as they may exist from time to time.

         During this employment, Employee shall have no other employment of any nature whatsoever without the prior consent of the Corporation; provided, however, this Agreement shall not prohibit Employee from personally owning and dealing in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit.

         3. COMPENSATION AND BENEFITS.

         (a) SALARY. Compensation for Employee's services under this Agreement initially shall be One Hundred Fifty Thousand Dollars ($150,000.00) per year, payable in accordance with the Corporation's reasonable policies, procedures, and practices as they may exist from time to time. The Employee's salary shall be reviewed annually by the Corporation's Board of Directors as of December 31 and by February 15 of each year and may be increased in the Board's discretion.

         (b) BONUS. Employee shall be entitled to participate in any bonus programs the Corporation may have or create for employees of his level.

          (c) BENEFITS. Employee may participate in any medical insurance or other employee benefit plans and programs which may be made available from time to time to other Corporation employees at Employee's level; provided, however, that Employee's participation in such benefit plans and programs is subject to the applicable terms, conditions, and eligibility requirements of those plans and programs, some of which are within the plan administrator's discretion, as they may exist from time to time.

          (d) AUTOMOBILE. The Corporation shall provide Employee with the use of an automobile.

          (e) EXPENSES. Employee shall be reimbursed by the Corporation for any reasonable expenses incurred by Employee on behalf of the Corporation or in connection with Employee's performance of his duties hereunder. Such reimbursement shall be in accordance with the Corporation's practices or policies as they may exist from time to time.

          (f) LIFE INSURANCE. The Corporation shall pay the premium for a term life insurance policy for Employee for up to one million dollars in coverage.

          (g) STOCK OPTIONS. Employee shall be entitled to participate in any qualified or non-qualified stock option plans offered by the Corporation to Employees at Employee's level. The terms of any stock options under such plans shall be set forth in separate stock option agreements between the Corporation and Employee.

          (h) VACATION. Employee shall be entitled to four (4) weeks of vacation each year. Such vacation shall be taken in accordance with the Corporation's policies and practices as they may exist from time to time.

         4. TERM OF EMPLOYMENT. Unless terminated earlier as provided herein, the original term of employment under this Agreement shall be for three (3) years, commencing on the date hereof. Upon the expiration of the original term of employment or any subsequent term, Employee's employment shall be automatically renewed for an additional one (1) year period unless either party gives the other one hundred twenty (120) days notice of intent not to renew.

         5. TERMINATION OF EMPLOYMENT.

          (a) WITH NOTICE. Either the Corporation or Employee may terminate this Agreement during the original or any extension term of employment by giving ninety (90) days notice to the other party. If the Corporation terminates this Agreement with such notice, then Employee shall be entitled to an amount equal to two years of his then current salary and any bonuses to which he may be entitled (based on the average of the preceding two (2) years bonuses), with said amount to be paid in a lump sum upon the date of termination of this Agreement.

          (b) CAUSE, DISABILITY, OR DEATH. The Corporation may terminate Employee's employment immediately for "Disability," "Cause," or in the event of Employee's death. For purposes of this Agreement, Disability shall mean a mental or physical condition, or both, that substantially interferes with Employee's ability to perform satisfactorily his usual duties for the Corporation for a period of more than six (6) consecutive months upon the certificate of a qualified physician approved by the Corporation. For purposes of this Agreement, Cause shall mean: (i) any act of Employee's in connection with his employment and relating to the Corporation's business including, but not limited to, negligence, which is materially detrimental to the Corporation's interests; (ii) any act of misconduct, unlawfulness or dishonesty by Employee in connection with his employment which is detrimental to the Corporation; (iii) Employee's unsatisfactory job performance or failure to comply with the Corporation's Board of Directors' reasonable directions; or (iv) Employee's material breach of this Agreement. Employee shall be given written notice and a thirty (30) day opportunity to cure any deficiencies arising under Sections 5(iii) and (iv) above.

         In the event of termination for Cause, the Corporation's obligation to compensate Employee ceases on the date of termination except as to the amounts of salary due at that time. In the event of termination for Disability, the Corporation shall pay Employee's then current salary (reduced by any payments Employee receives from disability insurance) and any bonuses to which he may be entitled (based on the average of the preceding two (2) years bonuses) for a period of one year from the date of termination. In the event of termination for death, the Corporation shall pay Employee's estate any salary and pro-rated bonuses to which he may be entitled as of the date of termination.

         6. CHANGE IN CONTROL. For purposes of this Agreement, "Change in Control" shall mean:

         (a) The acquisition by any entity or person, which theretofore beneficially owned less than 50% of the Corporation's common stock in a transaction or series of transactions which results in such entity or person beneficially owning 50% or more of the Corporation's common stock or voting power, where beneficial ownership and the percentages of shares outstanding are determined pursuant to Sections 13(d) and (g) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; or

         (b) The merger, share exchange, or consolidation of the Corporation with one or more corporations in a transaction or series of transactions where the common stock of the Corporation is exchanged for less than 50% of the voting stock of the resulting or surviving corporation, including, without limitation, an exchange of the common stock of the Corporation for cash; or

         (c) The sale, assignment, transfer, pledge, hypothecation or other disposition of assets (except a pledge, hypothecation or other similar disposition made at the time the Corporation enters into a bona fide financing transaction with a party which at the time of such transaction is not an affiliate of the Corporation) of the Corporation having a value in excess of 50% of the consolidated total assets of the Corporation.

         (d) The individuals who, as of the date of this Agreement, are members of the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Corporation's common stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

         A Change in Control shall not include a transaction, or series of transactions, whereby the Corporation becomes a subsidiary of a holding company if the shareholders of the holding company are substantially the same as the shareholders of the Corporation prior to such transaction or series of series of transactions.

         After the occurrence of a Change in Control:

         (1) If Employee becomes the Chief Development Officer responsible for all development and renovation activities of the acquiring corporation (or surviving corporation in the event of a merger, share exchange, or consolidation)(the "Acquiring Corporation") and the principal executive offices of the Acquiring Corporation are located within a thirty (30) mile radius of Raleigh, North Carolina, then the terms and provisions of this Agreement shall remain in full force and effect;

         (2) If Employee is not the Chief Development Officer of the Acquiring Corporation, Employee is required to relocate outside a thirty (30) mile radius of Raleigh, North Carolina, the principal executive offices of the Acquiring Corporation are located outside a thirty (30) mile radius of Raleigh, North Carolina, or Employee suffers a reduction in base salary, then within thirty
(30) days following the later of the happening of one of the items listed in this sub-paragraph (2) or the Change in Control, the Employee must notify the Acquiring Corporation of his election to:

         (i) remain subject to the terms and provisions of this Agreement; or

         (ii) terminate this Agreement. However, in the event Employee elects to terminate this Agreement, he shall be entitled to a continuation of Employee's medical insurance and any other health benefit plans and programs of the Corporation for a period of two (2) years following his termination and to receive a Stay Bonus in exchange for his agreement to remain in the employment of the Acquiring Corporation for a six (6) month period from the Change in Control. The amount of the Stay Bonus shall be equal to two (2) years of his then current annual compensation, including the amount of his most recent annual bonus. During said six (6) month period, Employee shall receive compensation and benefits in accordance with the terms of this Agreement, and, should his employment terminate because of Disability, Employee shall receive payments in accordance with Section 5(b) of this Agreement. The Stay Bonus shall be paid in a lump sum at the end of said six (6) month period. If, after Employee agrees to remain in the employment of the Acquiring Corporation for said six (6) month period, the Corporation should terminate his employment without cause, Employee nevertheless shall be deemed to have earned and be entitled to the entire Stay Bonus and a continuation of the medical insurance and other health benefits referenced in this paragraph.

         7. PROPRIETARY INFORMATION AND PROPERTY.

         Employee shall not, at any time during or following employment with the Corporation, disclose or use, except in the course of his employment with the Corporation or as may be required by law, any confidential or proprietary information of the Corporation received by Employee while employed hereunder, whether such information is in Employee's memory or embodied in writing or other physical form.

         Confidential or proprietary information is information which is not generally available to the general public, or Corporation's competitors, or ascertainable through common sense or general business knowledge; including, but not limited to data, compilations, methods, financial data, financial plans, business plans, product plans, lists of actual or potential customers, and marketing information regarding executives and employees.

         All records, files or other objects maintained by or under the control, custody or possession of the Corporation or its agents in their capacity as agents shall be and remain the Corporation's property. Upon termination of his employment, Employee shall return to the Corporation all property (including, but not limited to, equipment, records, files, documents, credit cards, and keys) which he received in connection with his employment. At the Corporation's request, Employee shall bring current all such records, files or documents before returning them.

         Upon notice of cessation of his employment with the Corporation, Employee shall fully cooperate with the Corporation in winding up his pending work and transferring his work to those individuals designated by the Corporation.

         The terms and conditions of this Section 7 shall survive expiration or termination of this Agreement or Employee's employment and shall not be affected by any change or modification of this Agreement unless specific reference is made to this Section 7.

         8. REMEDIES. Employee agrees that his breach or violation of Section 7, will result in immediate and irreparable harm to the Corporation for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Corporation may be entitled, the Corporation may seek legal and equitable relief, including but not limited to, preliminary and permanent injunctive relief.

         9. EMPLOYEE REPRESENTATION. Employee represents and warrants that his employment and obligations under this Agreement will not breach any duty or obligation he owes to another person or entity.

         10. WAIVER OF BREACH. The Corporation's or Employee's waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

         11. ENTIRE AGREEMENT. This Agreement including any exhibit or attachment hereto: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement including any exhibit or attachment hereto; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement including any exhibit or attachment hereto; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

         12. SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

         13. PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Corporation's successors and assigns. Employee may not assign this Agreement without the Corporation's prior written consent.

         14. GOVERNING LAW. This Agreement and the employment relationship created by it shall be governed by North Carolina law.

         IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.


                        EMPLOYEE

                        /s/ Kenneth R. Crockett         7/31/97
                        ---------------------------------------
                        Kenneth R. Crockett             Date


                        WINSTON HOTELS, INC.

                        By: /s/ Robert W. Winston, III  7/18/97
                           ------------------------------------
                                                        Date